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                                  EXHIBIT 6.25

            AMENDMENT TO EMPLOYMENT AGREEMENT, DATED MARCH 26, 1997
                 BY AND BETWEEN THE COMPANY AND BONNIE RICHARDS


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                        AMENDMENT TO EMPLOYMENT AGREEMENT


             THIS AMENDMENT (the "Amendment") dated as of March 26, 1997 amends that certain Employment Agreement (the "Employment Agreement") between Sequester Holdings, Incorporated (formerly, KCD Holdings Incorporated), a Nevada corporation ("Employer"), and Bonnie L. Richards ("Executive"), dated as of July 1, 1995, as follows:

             WHEREAS, Employer granted Executive certain stock purchase rights in Section 4 of the Employment Agreement and has requested the cancellation of such stock purchase rights; and

             WHEREAS, Executive has agreed to such cancellation in exchange for the grant of common stock options (the "Options") set forth in that certain Stock Option Grant Agreement between the parties of even date herewith;

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

    1. Amendment of the Employment Agreement. Section 4 of the Employment Agreement is deleted in its entirety.

    2. Release. Effective upon receipt of the Options, Executive hereby unconditionally and irrevocably releases, discharges, waives and renounces any and all rights, benefits, claims, actions and causes of action, counterclaims, third-party claims, offsets, demands, affirmative defenses, debts, controversies, contracts, promises, damages, costs, losses and expenses of every kind, character and description whatsoever, liquidated or unliquidated, known or unknown, whether matured or unmatured (collectively "Claims") arising under or relating to Section 4 of the Employment Agreement. In connection with the foregoing release, Executive waives and relinquishes all rights and benefits conferred by California Civil Code Section 1542, which provides that:

             "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

    3. Effectiveness. This Amendment is effective as of March 26, 1997.
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    4. Integration. This Amendment shall supersede that certain letter agreement between the parties regarding retirement of option shares dated September 12, 1996, and all other prior agreements, arrangements and understandings, whether oral or written, with respect to the subject matter hereof.

    5. Confirmation of Employment Agreement. Except as expressly provided in this Amendment, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed.

             IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                  "Employer"

                                  SEQUESTER HOLDINGS, INCORPORATED


                                  By ______________________________________

                                  Title ___________________________________



                                  "Executive"



                                  _________________________________________
                                  Bonnie L. Richards



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